Exhibit 3.3

Ross Miller	Filed in the office of	Document Number
Secretary of State	Ross Miller	2007841525-24
204 North Carson Street, Ste 1	Secretary of State	Filing Date and Time
Carson City, Nevada 69701-4299	State of Nevada	12/11/2007 1:30pm
(775) 684-5708		Entry Number
Website: secretaryofstate.biz		E0150972006-6

Certificate of Change Pursuant to NRS 78,209

Certificate of Change filed Pursuant to NRS 78.209
For Nevada Profit Corporation

1.	Name of corporation:
Acadia Resources, Inc.

2.	The board of directiors have adopted a resolution to NRS 78.209 and have obtained any required approval of the stockholders.

3.	The current number of authorized shares at the par value, if any, of each class or series, if any; of shares before the change:
75,000,000 shares of common stock, par value $0.001

4.	The number of authorized shares and the par value, if any, of each class or series, if any, of shares after the change:
1,500,000,000 shares of common stock, par value $0.001

5.	The number of shares of each affected class or series, if any, to be issuedafter the change in exchange for each issued share of the same class or series:
0

6.
The provision, if any, for the Issuance of fractional shares, or for the payment of money or the Issuance of  scrip to stockholders otherqise entititled to a fraction of a share and the percentage of outstanding shares affected thereby:

N/A

7.	Effective date of filing (optional):	12/7/07

8.	Officer Signature	X /s/ Carl L. Smith III	CEO
		Signature	Title

IMPORTANT: Failure to include any of the above information and submit the proper fees may cause this filing to be rejected.

        CEO     ,* this   7th  day of December 2007.

By /s/ Carl L. Smith III
                     (Title)

*Any authrorized officer or the Chairman or Vice-Chairman of the Board of Directors may execute this certificat.

Notary Machile A. Bowers
Notary expires May 10, 2010